SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    Form 11-K


   /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the fiscal year ended December 31, 1993.

        or

   / / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the transition period from ___________________ to ___________________.

   Commission File Number 0-18110

   A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                GEHL SAVINGS PLAN

   B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

   GEHL COMPANY
   143 Water Street
   West Bend, Wisconsin  53095

                              REQUIRED INFORMATION


             The following financial statements and schedules of the Gehl Savings Plan, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, are filed herewith. [Financial statements and schedules accompanying the filing made with the Securities and Exchange Commission via EDGAR were filed in hard copy under cover of Form SE.]

                                   SIGNATURES

             The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee of the Gehl Savings Plan has duly caused this Annual Report to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Brookfield and the State of Wisconsin, this 27th day of June, 1994.


   GEHL SAVINGS PLAN

   By:  Bank One Wisconsin Trust Company, NA



        /s/ Ellen B. Roberts
        Ellen B. Roberts,
        Assistant Vice President

                                  EXHIBIT INDEX
                                GEHL SAVINGS PLAN
                                    FORM 11-K

      Exhibit No.                                    Exhibit

         (23)                                   Consent of Price
                                                   Waterhouse